EXHIBIT 23. ACCOUNTANTS' CONSENT

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees
MID-ATLANTIC REALTY TRUST:


 We consent to the incorporation by reference in the registration statement (No. 333-20813) on Form S-3 of Mid-Atlantic Realty Trust of our report dated February 18, 1998, relating to the consolidated balance sheets of
Mid-Atlantic Realty Trust and subsidiaries as of December 31, 1997 and
1996,
and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December
31, 1997, which report appears in the December 31, 1997 annual report on Form
10-K of Mid-Atlantic Realty Trust.


                        KPMG Peat Marwick LLP

Baltimore, Maryland
March 27, 1998